Exhibit 99.1

NEWS RELEASE

Contacts:	Jeff Galow…….. 713/877-5327
Valerie Calvert… 713/877-5305

Quanex Announces Definitive Agreement

To Purchase Cargill’s North Star Steel - Monroe Facility

Houston, Texas, September 30, 2003 - Quanex Corporation (NYSE:NX), an industry-leading manufacturer of engineered materials and components for the Vehicular Products and Building Products markets, announced today that it signed a definitive purchase agreement with North Star Steel, a subsidiary of Cargill, Incorporated, to purchase the assets of North Star’s Monroe, Michigan based manufacturing facility in a cash transaction.  The acquisition is subject to government approval.  The Company expects to close the deal on or about November 1, 2003.  Terms were not disclosed.

North Star Steel - Monroe, located in Monroe, Michigan, is a scrap-based mini-mill producer of special bar quality and engineered steel bars primarily serving the light vehicle and heavy-duty truck markets.  The facility, with revenues of approximately $175 million, can produce over 500,000 tons of bars in diameters from 0.5625” to 3.25”. The facility employs approximately 380 employees and is both ISO9002 and QS9000 certified. The operation will become part of Quanex’s MACSTEEL division and will be renamed MACSTEEL Monroe.

“The acquisition of the Monroe facility further supports Quanex’s efforts to provide its vehicular customers with a broad range of high quality bar products for their specific safety critical applications,” stated Raymond Jean, chairman and chief executive officer of Quanex.  “Monroe’s production capabilities are an excellent complement to MACSTEEL’s 1” to 6” size range.  Its steel bar making operation along with a dedication to providing excellent customer service will fit in well with MACSTEEL’s approach to its vehicular products market.  We also see opportunities to take cost out of the value chain.  This acquisition, which should be accretive to earnings in its first year, serves as an excellent example of the type of acquisition we’ll make at Quanex as we profitably grow our two core businesses,” said Jean.

Quanex Corporation is an industry-leading manufacturer of engineered materials and components for the Vehicular Products and Building Products markets.  The Company was founded in 1927 and its stock is listed on the New York Stock Exchange under the symbol NX.  For further information visit the Company website at www.quanex.com.

North Star Steel Co., http://www.northstarsteel.com, is a subsidiary of Cargill, Incorporated, an international marketer, processor and distributor of agricultural, food, financial and industrial products and services with 98,000 employees in 61 countries.  Cargill provides distinctive customer solutions in supply chain management, food applications, and health and nutrition.

Statements above that use the words “expect,” “should,” “will,” “might,” or similar words reflecting future expectations or beliefs are forward-looking statements and based on current expectations.  Actual results or events may differ materially from this release.  Factors that could impact future results may include, without limitation, the effect of both domestic and global economic conditions, the impact of competitive products and pricing, and the availability and cost of raw materials.  For a more complete discussion of factors that may affect the future performance of Quanex, please refer to the Company’s most recent 10-K filing of December 20, 2002 under the Securities Exchange Act of 1934, in particular the sections titled, “Private Securities Litigation Reform Act” contained therein.

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